ISSUER FREE WRITING PROSPECTUS

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-132334

Loews Corp. is providing you with the following information in connection with a public offering of its Loews common stock by a selling stockholder.

Loews Corporation

21,000,000 Shares of Loews Common Stock

Issuer	Loews Corporation

Symbol:	LTR

Secondary Shares of Loews Corp.:	21,000,000 shares of Loews Common Stock

Selling Stockholder:	Joan H. Tisch. Following the consummation of the offering, the Selling Stockholder will beneficially own approximately 15,794,000 shares of Loews Common Stock directly and approximately 37,804,000 shares of Loews Common Stock as trustee of various trusts, representing in the aggregate approximately 9.6% of the outstanding Loews Common Stock as of the date hereof.

Price to public:	Variable

Cusip:	540424108

Underwriters:	Morgan Stanley & Co. Incorporated

To review a filed copy of our current registration statement, go to the following link:

http://www.sec.gov/Archives/edgar/data/60086/000119312506051080/ds3asr.htm

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY GOING TO THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, THE UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-584-6837 (RETAIL INVESTORS) OR 1-866-718-1649 (INSTITUTIONAL INVESTORS) OR BY EMAILING PROSPECTUS@MORGANSTANLEY.COM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR WITHIN THE EMAIL THAT DISTRIBUTED THIS DOCUMENT ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

May 25, 2006